SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Fidelity Rutland Square Trust II

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Information Statement

Strategic Advisers Funds

We appreciate your business and your trust in Fidelity Investments. As always, we are committed to keeping you informed about your Fidelity account(s), including any updates and/or changes.*

The enclosed information statement provides important information regarding new managers that have been appointed to one or more of the Strategic Advisers Funds held within your Fidelity account.

Inside, you will find detailed information about the terms of agreements with the new managers, which were selected by Strategic Advisers LLC, the adviser to the Strategic Advisers Funds and the portfolio manager for your Fidelity managed account. They believe these changes will provide your account with additional benefits, such as increased manager diversification, and help to ensure that each of the Funds can be effectively managed to meet its specific style exposure and investment objective.

Please read the enclosed information carefully. No other action is required by you.

Should you have any questions, please call the appropriate number listed below.

•	For current or former clients in a Fidelity managed account: Please call 1-800-544-3455, Monday-Friday, 8 a.m. to 7 p.m. Eastern time (Strategic Advisers® Emerging Markets Fund).

*	You may have elected to suppress other legal notifications; however, certain regulatory requirements mean that we are legally bound to send you this notification. We apologize for any inconvenience.

1.9862526.101

This Page is Intentionally Left Blank

IMPORTANT NOTICE REGARDING

THE AVAILABILITY OF INFORMATION STATEMENT.

The Information Statement is available at www.proxyvote.com/proxy.

STRATEGIC ADVISERS® EMERGING MARKETS FUND

(THE FUND)

SERIES OF

FIDELITY RUTLAND SQUARE TRUST II

245 SUMMER STREET

BOSTON, MASSACHUSETTS 02210

1-800-544-3455

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Trustees (the Board or Trustees) of Fidelity Rutland Square Trust II (the Trust) to the shareholders of Strategic Advisers® Emerging Markets Fund (the Fund), a series of the Trust. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (SEC) that permits the Trust’s investment adviser, Strategic Advisers LLC (Strategic Advisers), to hire unaffiliated sub-advisers without obtaining shareholder approval, subject to the approval of the Trust’s Board.

This Information Statement is being mailed on or about November 19, 2018 to shareholders of record as of October 29, 2018. This Information Statement is intended to inform you that new sub-advisers have been appointed to your fund. No action is required of you. We are not asking you for a proxy and you are requested not to send us a proxy.

The information contained in this Information Statement relates to the Trustees’ approval on September 13, 2018 of the following sub-advisory arrangements:

Fund	Sub-Adviser
Strategic Advisers® Emerging Markets Fund (Emerging Markets Fund)	Schroder Investment Management North America Inc. (SIMNA Inc.) Schroder Investment Management North America Limited (SIMNA Ltd.)

The purpose of this Information Statement is to provide an overview of the Trustees’ decision to appoint SIMNA Inc. and SIMNA Ltd. (the New Sub-Advisers) as an additional sub-adviser and sub-subadviser, as applicable, for the Fund and to discuss the terms of the new sub-advisory agreement and sub-subadvisory agreement (the Agreements).

INTRODUCTION

Strategic Advisers is the Fund’s investment adviser. Pursuant to the terms of an exemptive order granted to Strategic Advisers by the SEC on November 28, 2006 (SEC Order), Strategic Advisers employs a so-called “manager of managers” arrangement in managing the Fund. Section 15(a) of the Investment Company Act of 1940, as amended (the 1940 Act) generally requires that a fund’s shareholders approve all agreements pursuant to which persons serve as investment adviser or sub-adviser to a fund. The SEC Order exempts Strategic Advisers and the Trust from the shareholder voting requirements of Section 15(a) of the 1940 Act and allows the Trustees, subject to certain conditions, to appoint new unaffiliated sub-advisers and approve their respective sub-advisory agreements on behalf of the Fund without a shareholder vote.

Consistent with the SEC Order, the Trustees, including a majority of the Trustees who are not parties to the Agreements or “interested persons” of any such party (the Independent Trustees), appointed each New Sub-Adviser as an additional sub-adviser to the Fund and approved each Agreement at an in-person meeting on September 13, 2018. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the appointment of each New Sub-Adviser under the terms of each Agreement was in the best interest of the Fund and its shareholders.

As a condition to relying on the SEC Order, Strategic Advisers and the Trust are required to furnish shareholders of the Fund with notification of the appointment of a new unaffiliated sub-adviser within ninety days from the date that the sub-adviser is hired. This Information Statement serves to provide such notice and give details of the new arrangements.

MANAGEMENT CONTRACT OF THE FUND

Strategic Advisers, located at 245 Summer Street, Boston, Massachusetts 02210, is the Fund’s investment adviser. Strategic Advisers directs the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations pursuant to a management contract that was initially approved by the Board, including a majority of the Independent Trustees, on September 8, 2010, and by the initial sole shareholder on September 29, 2010.

The management contract for the Fund was most recently renewed by the Board, including a majority of the Independent Trustees, on September 13, 2018. Strategic Advisers, or its affiliates, subject to the supervision of the Board, provides the management and administrative services necessary for the operation of the Fund. These services include, among others, supervising relations with, and monitoring the performance of, any sub-advisers; preparing all general shareholder communications, including shareholder reports; maintaining the Fund’s records; maintaining the registration and qualification of the Fund’s shares under federal and state law; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees. In addition, Strategic Advisers or its affiliates also compensate all officers of the Fund and all personnel of Strategic Advisers for performing services relating to research, statistical and investment activities.

The Fund pays a monthly management fee to Strategic Advisers (the Management Fee). The Management Fee is calculated by adding Strategic Advisers’ annual Management Fee rate of 0.25% and the total fee, payable monthly, to the Fund’s sub-advisers based on each sub-adviser’s allocated portion of the Fund’s average daily net assets throughout the month. The Fund’s effective Management Fee may be higher or lower in the future based on factors such as the portion of fund assets managed by sub-advisers and the sub-advisory fee rates of the sub-advisers that may manage a Fund in the future.

Strategic Advisers has contractually agreed to waive its portion of the Management Fee for the Fund through September 30, 2021. Strategic Advisers has also contractually agreed that the maximum aggregate annual management fee rate of the Fund will not exceed 1.20%.

Strategic Advisers may not discontinue or modify the management fee waiver prior to its expiration date without the approval of the Board of Trustees. The addition of the New Sub-Advisers will not result in a change to the maximum aggregate annual management fee payable by shareholders, the portion of the Management Fee retained by Strategic Advisers, if any, or the management fee waiver arrangement discussed above.

In addition to the New Sub-Advisers, the following serve as sub-advisers or sub-subadvisers to the Fund: Acadian Asset Management LLC, Causeway Capital Management LLC, FIAM LLC (FIAM), FIL Investment Advisors (FIA), FIL Investment Advisors (UK) Limited (FIA(UK)), Somerset Capital Management LLP, T. Rowe Price Associates, Inc., and T. Rowe Price International Ltd. FIAM is an affiliate of Strategic Advisers. FIA and FIA(UK) have not currently been allocated a portion of the Fund’s assets to manage.

The following table shows management fees paid by the Fund to Strategic Advisers and sub-advisory fees paid by Strategic Advisers to the Fund’s sub-advisers during the fiscal period ended February 28, 2018.

Fund	Management Fees Paid to Strategic AdvisersA	Management Fees Paid to Strategic Advisers as a % of Average Net Assets of the FundA	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-AdvisersB	Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Advisers as a % of Average Net Assets of the Fund
Emerging Markets Fund	$12,791,385	0.26%	$9,225,387	0.19%

A	After waivers reducing management fees in the amount of $12,461,886.

B

Differences between the amount of the management fees paid by the Fund to Strategic Advisers and the aggregate amount of sub-advisory fees paid by Strategic Advisers to sub-advisers may be due to expense estimates which are accrued in the period to which they relate and adjusted when actual amounts are known.

Fund	Sub-Advisory Fees Paid by Strategic Advisers to Affiliated Sub-Advisers	Sub-Advisory Fees Paid by Strategic Advisers to Affiliated Sub-Advisers as a % of Average Net Assets of the Fund
Emerging Markets Fund	$3,565,831	0.07%

SUMMARY OF THE AGREEMENTS WITH THE NEW SUB-ADVISERS

On September 13, 2018, pursuant to the “managers of managers” arrangement, the Board of Trustees approved separate investment advisory agreements with each New Sub-Adviser on behalf of the Fund. Pursuant to the Agreements, each New Sub-Adviser has day-to-day responsibility for choosing investments for the portion of the assets of the Fund allocated to it by Strategic Advisers (or SIMNA Inc., in the case of the Sub-Subadvisory Agreement) and for voting proxies for the Fund with respect to those investments.

Pursuant to each Agreement, each New Sub-Adviser provides a program of continuous investment management for the portion of the Fund’s assets allocated to it in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the SEC on Form N-1A, as amended and supplemented from time to time (the Registration Statement), and such other limitations as the Trust, the Fund, the Board, or Strategic Advisers (or SIMNA Inc., in the case of the Sub-Subadvisory Agreement) may impose. Each New Sub-Adviser will vote the Fund’s proxies in accordance with the New Sub-Adviser’s proxy voting policies, as approved by the Board. Strategic Advisers has granted each New Sub-Adviser authority to invest and reinvest the assets of the Fund allocated to it by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use. For providing investment management services to its allocated portion of the Fund, Strategic Advisers pays SIMNA Inc. a monthly asset-based fee out of the Management Fee payable by the Fund.

Each Agreement may be terminated on sixty days’ written notice to each New Sub-Adviser (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by Strategic Advisers or SIMNA Inc. in the case of the Sub-Advisory Agreement and Sub-Subadvisory Agreement, respectively. The Agreements are terminable, without penalty, by a New Sub-Adviser upon ninety days’ written notice to Strategic Advisers (or SIMNA Inc., in the case of the Sub-Subadvisory Agreement) and the Trust. In addition, the Sub-Advisory Agreement will terminate in the event of the termination of the Management Contract with respect to the Fund and the Sub-Subadvisory Agreement will terminate in the event of the termination of the Sub-Advisory Agreement. Each Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

Pursuant to the Sub-Subadvisory Agreement among SIMNA Inc., SIMNA Ltd., and the Trust on behalf of the Fund, SIMNA Inc. pays the fees due to SIMNA Ltd. out of the sub-advisory fees paid to SIMNA Inc. The Fund does not pay sub-advisory fees to SIMNA Ltd.

INFORMATION ABOUT SIMNA INC. AND SIMNA LTD.

SIMNA Inc.’s main office is located at 7 Bryant Park, New York, New York 10018. SIMNA Ltd. is located at 1 London Wall Place, London, EC2Y 5AU United Kingdom. SIMNA Inc. and SIMNA Ltd. are not affiliated with Strategic Advisers.

Investment Process

The New Sub-Advisers manage an enhanced core emerging markets strategy, combining the Sub-Advisers’ core balanced emerging markets investment strategy with their concentrated bottom-up strategy. The Sub-Advisers will typically seek to allocate their investments among a number of different emerging market countries. The Sub-Advisers consider Emerging markets to be those markets (1) included in emerging market or equivalent classifications by the United Nations (and its agencies), (2) having per capita income in the low to middle ranges, as determined by the World Bank, or (3) the Fund’s benchmark index provider designates as emerging. Emerging market countries also include countries that the Sub-Advisers consider to be emerging market countries based on their evaluation of their level of economic development or the size and experience of their securities markets. Although there is no percentage limit on investments in any one emerging market country, the Sub-Advisers will refer to the country allocation of the Fund’s benchmark index as a guide along with their top-down, quantitative country model when making allocation decisions. The strategy invests in countries and companies that the Sub-Advisers believe offer the potential for capital growth. In addition to top-down country allocation decisions, the Sub-Advisers also consider bottom-up factors such as a company’s potential for above average earnings growth, a security’s attractive relative valuation, whether a company has proprietary advantages, and certain environmental, social and governance (“ESG”) criteria when evaluating investment opportunities. Based on market or economic conditions, the Sub-Advisers may, through its normal stock selection process, focus in one or more sectors of the market.

Portfolio Manager(s)

Robert Davy, Portfolio Manager

Robert Davy serves as a portfolio manager for SIMNA Inc.’s portion of the fund’s assets, which he has managed since 2018. Mr. Davy has been a global portfolio manager on the Emerging Markets Team since 2000. Prior to this Mr. Davy established Schroders’ offices and businesses in Latin America during the 1990s and was a founding member of Schroders’ Latin America team, becoming a Latin American fund manager in 1990. Mr. Davy joined Schroders in 1986. Mr. Davy holds an MA in History from Magdalene College, Cambridge University.

Nicholas Field, Portfolio Manager

Nicholas Field, Emerging Markets Strategist, serves as a portfolio manager for SIMNA Inc.’s portion of the fund’s assets, which he has managed since 2018. Mr. Field has been a portfolio manager and Emerging Markets Strategist on the Emerging Markets Team since 2006. Mr. Field joined Schroders in July 2006 from WestLB Asset Management where he was a Global Emerging Markets Fund Manager from 1999. Prior to this he worked at Dresdner RCM Global Investors as an Emerging Markets Fund Manager from 1996. Mr. Field holds a BA (Hons) in Mathematics from Cambridge University.

James Gotto, Portfolio Manager

James Gotto serves as a portfolio manager for SIMNA Inc.’s portion of the fund’s assets, which he has managed since 2018. Mr. Gotto has been a global portfolio manager on the Emerging Markets Team since 2005. Mr. Gotto was a Fund Manager specializing in Latin America at Schroders from 1998 to 2005, which involved managing Latin American equity portfolios and being responsible for Latin American business development. He was seconded to Argentina in 1995, with responsibility for research and the management of local funds. Mr. Gotto holds a BA Hons in Classics from Oxford University.

Waj Hashmi, Portfolio Manager

Waj Hashmi serves as a portfolio manager for SIMNA Inc.’s portion of the fund’s assets, which he has managed since 2018. Mr. Hashmi has been a global portfolio manager on the Emerging Markets Team since 2005. Mr. Hashmi joined Schroders in July 2005 from WestLB Asset Management, where he was a Director and Global Emerging Markets portfolio manager since 2002. Before this he was Head of EMEA Emerging markets and a senior investment analyst for EMEA stocks, having joined WestAM in 1998 from LGT Asset Management. Mr. Hashmi is a graduate in Physics from Oxford University, a qualified chartered accountant (ACA) and CFA Charterholder.

Thomas Wilson, Portfolio Manager

Thomas Wilson, CFA and Head of Emerging Markets Equity, serves as a portfolio manager for SIMNA Inc.’s portion of the fund’s assets, which he has managed since 2018. Mr. Wilson became head of Global Emerging Markets in August 2016. He was previously a Global Emerging Markets Portfolio Manager and Head of Research within the Emerging Markets Equity Team from November 2014. Prior to that he was Head of EMEA Equities, a position he held since 2007. Mr. Wilson joined Schroders in 2001. Mr. Wilson holds a BA Hons in History from Newcastle University and is a CFA Charterholder.

Directors and Officers

The following are the directors, officers, and control persons of SIMNA Inc. Unless otherwise noted, the address of each is 7 Bryant Park, New York, New York, 10018.

DIRECTORS AND OFFICERS AND CONTROL PERSONS
Name	Position
Karl Franklin Dasher	Director, Chairman and Chief Executive Officer
Mark Anthony Hemenetz	Director and Chief Operating Officer
Henry Philip	Director
Patricia Woolridge	Secretary
Janice McCann	Assistant Secretary
Carin Muhlbaum	Assistant Secretary
Joe Bertini	Chief Compliance Officer
CONTROL PERSONS
Name	Relationship
Schroders plc	Owns 100% of SIMNA Inc.

The following are the directors, officers, and control persons of SIMNA Ltd. Unless otherwise noted, the address of each is 1 London Wall Place, London, EC2Y 5AU United Kingdom.

DIRECTORS AND OFFICERS AND CONTROL PERSONS
Name	Position
Angus Bogle	Director
Paul James Chislett	Director
Christopher Neil Taylor	Director
Karl Franklin Dasher	Director
Schroders Corporate Services Ltd	Secretary
CONTROL PERSONS
Name	Relationship
Schroders plc	Owns 100% of SIMNA Ltd.

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of Schroders.

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENTS

Matters Considered by the Board in Approving the Agreements is included in Appendix A.

MANAGEMENT INFORMATION ABOUT STRATEGIC ADVISERS

The principal business address of Strategic Advisers, the Funds’ investment adviser, is 245 Summer Street, Boston, Massachusetts, 02210.

The principal business address of Fidelity Distributors Corporation, the Funds’ principal underwriter and distribution agent, is 900 Salem Street, Smithfield, Rhode Island 02917.

BROKERAGE INFORMATION

The following table shows the aggregate amount of commissions paid to any broker or dealer affiliated with the Fund through the fiscal period ended February 28, 2018:

Broker	Affiliate	Commissions	Percentage of Aggregate Brokerage Commissions
NFS	FMR LLC	$0	0.00%
Luminex	FMR LLC	$1	0.00%

OTHER INFORMATION

Outstanding Shares and Ownership of Shares. There were 467,149,335 shares of the Fund that were issued and outstanding as of August 31, 2018. As of August 31, 2018, the Trustees, Members of the Advisory Board (if any), and officers of the Fund owned, in the aggregate, less than 1% of each class’s total outstanding shares, with respect to the fund.

To the knowledge of the Trust, no shareholder had substantial (5% or more) record and/or beneficial ownership of the Fund as of August 31, 2018.

Shareholder Proposals. The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written proposals to the Secretary of the Fund, attention “Fund Shareholder Meetings,” 245 Summer Street, Mailzone V10A, Boston, Massachusetts 02210.

Annual Report. For a free copy of the Fund’s most recent annual report and semi- annual report, if any, call 1-800-544-3455 or write to Fidelity Distributors Corporation at 900 Salem Street, Smithfield, Rhode Island 02917. In addition, you may visit Fidelity’s website at www.fidelity.com for a free copy of a prospectus, statement of additional information, annual or semi-annual report, or to request other information.

NOTICE TO BANKS, BROKER-DEALERS

AND VOTING TRUSTEES AND THEIR NOMINEES

Please advise the Trust, in care of Fidelity Investments Institutional Operations Company, Inc., 245 Summer Street, Boston, Massachusetts, 02210, whether other persons are beneficial owners of shares for which the Information Statement is being mailed and, if so, the number of copies of the Information Statement and Annual Report you wish to receive in order to supply copies to the beneficial owners of the respective shares.

APPENDIX A

BOARD APPROVAL OF INVESTMENT ADVISORY

CONTRACT AND MANAGEMENT FEES

Strategic Advisers Emerging Markets Fund

On September 13, 2018, the Board of Trustees, including the Independent Trustees (together, the Board) voted at an in-person meeting to approve a sub-advisory agreement (the Sub-Advisory Agreement) among Strategic Advisers LLC (Strategic Advisers), Schroder Investment Management North America Inc. (SIMNA Inc.), and Fidelity Rutland Square Trust II (the Trust) on behalf of the fund, and a sub-subadvisory agreement among SIMNA Inc., Schroder Investment Management North America Limited (SIMNA Ltd., together with SIMNA Inc., the New Sub-Advisers) and the Trust, on behalf of the fund (the Sub-Subadvisory Agreement, together with the Sub-Advisory Agreement, the Advisory Contracts).

The Board, assisted by the advice of fund counsel and Independent Trustees’ counsel, considered a broad range of information it believed relevant to the approval of each Advisory Contract.

In considering whether to approve each Advisory Contract, the Board reached a determination, with the assistance of fund counsel and Independent Trustees’ counsel and through the exercise of its business judgment, that the approval of each Advisory Contract is in the best interests of the fund and its shareholders and that the approval of such agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage. Also, the Board found that the advisory fees to be charged under each Advisory Contract bear a reasonable relationship to the services to be rendered and will be based upon services provided that will be in addition to, rather than duplicative of services provided under the advisory contract of any underlying fund in which the fund may invest. The Board’s decision to approve each Advisory Contract was not based on any single factor, but rather was based on a comprehensive consideration of all the information provided to the Board. In addition, individual Trustees did not necessarily attribute the same weight or importance to each factor.

Nature, Extent, and Quality of Services Provided. The Board considered the backgrounds of the investment personnel that will provide services to the fund, and also took into consideration the fund’s investment objective, strategies and related investment philosophy and current sub-adviser line-up. The Board also considered the structure of each New Sub-Adviser’s portfolio manager compensation program and whether this structure provides appropriate incentives to act in the best interests of the fund.

Resources Dedicated to Investment Management and Support Services. The Board reviewed the general qualifications and capabilities of the New Sub-Advisers’ investment staff, their use of technology, and each New Sub-Adviser’s approach to managing and compensating its investment personnel. The Board noted that the New Sub-Advisers’ analysts have extensive resources, tools and capabilities which allow them to conduct sophisticated fundamental and/or quantitative analysis. Additionally, in their deliberations, the Board considered each New Sub-Adviser’s trading capabilities and resources which are integral parts of the investment management process.

Shareholder and Administrative Services. The Board considered (i) the nature, extent, quality, and cost of advisory services to be performed by each New Sub-Adviser under each respective Advisory Contract and (ii) the resources to be devoted to the fund’s compliance policies and procedures.

Investment Performance. The Board considered that the investment mandate to be utilized by the New Sub-Advisers is new and, therefore, does not have historical investment performance. The Board reviewed model performance of the new investment mandate, which is a blend of two existing strategies. The Board also considered the historical investment performance of one of the component strategies in the new investment mandate. Because it is a new investment mandate, performance was not a material factor in the Board’s decision to approve the Advisory Contracts.

Based on its review, the Board concluded that the nature, extent, and quality of services that will be provided to the fund under each respective Advisory Contract should benefit the fund’s shareholders.

Competitiveness of Management Fee and Total Fund Expenses. In reviewing the Advisory Contracts, the Board considered the amount and nature of fees to be paid by the fund to the fund’s investment adviser, Strategic Advisers, the amount and nature of fees to be paid by Strategic Advisers to SIMNA, Inc., and the projected change in the fund’s management fee and total operating expenses, if any, as a result of hiring the New Sub-Advisers. The Board also considered the nature of the fees to be paid by SIMNA, Inc. to SIMNA Ltd. under the Sub-Subadvisory Agreement.

The Board noted that the fund’s maximum aggregate annual management fee rate may not exceed 1.20% of the fund’s average daily net assets and that each Advisory Contract will not result in a change to the maximum aggregate annual management fee payable by the fund or Strategic Advisers’ portion of the management fee. The Board considered Strategic Advisers’ contractual agreement to waive its 0.25% portion of the fund’s management fee through September 30, 2020, and its proposal to extend the waiver through September 30, 2021. The Board noted that SIMNA Inc., and not the fund, will compensate SIMNA Ltd. pursuant to the terms of the Sub-Subadvisory Agreement and that neither the fund nor Strategic Advisers are responsible for any such fees or expenses. The Board also considered that after allocating assets to the New Sub-Advisers, the fund’s total net expenses are expected to continue to rank below the competitive peer group medians presented to the Board in the June 2018 management contract renewal materials.

Based on its review, the Board concluded that the fund’s management fee structure and any changes to projected total expenses bear a reasonable relationship to the services that the fund and its shareholders will receive and the other factors considered.

Because each Advisory Contract was negotiated at arm’s length and will have no impact on the maximum management fees payable by the fund or Strategic Advisers portion of the management fee, the Board did not consider the costs of services and profitability to be significant factors in its decision to approve each Advisory Contract.

Potential Fall-Out Benefits. The Board considered that it reviews information regarding the potential of direct and indirect benefits to Strategic Advisers and its affiliates from their relationships with the fund, including non-advisory fee compensation paid to affiliates of Strategic Advisers, if any, as well as information regarding potential fall-out benefits accruing to each sub-adviser, if any, as a result of its relationship with the fund, during its annual renewal of the fund’s advisory agreement with Strategic Advisers and the fund’s sub-advisory agreements. With respect to the New Sub-Advisers, the Board considered management’s representation that it does not anticipate that the hiring of the New Sub-Advisers will have a significant impact on the potential for fall-out benefits to Strategic Advisers or its affiliates.

Possible Economies of Scale. The Board considered that it reviews whether there have been economies of scale in connection with the management of the fund during its annual renewal of the fund’s advisory agreement with Strategic Advisers and the fund’s sub-advisory agreements. The Board noted that the Sub-Advisory Agreement provides for breakpoints that have the potential to reduce the New Sub-Advisers’ effective sub-advisory fee rate if assets allocated to the New Sub-Advisers increase after the initial funding.

Conclusion. Based on its evaluation of all of the conclusions noted above, and after considering all factors it believed relevant, the Board ultimately concluded that each Advisory Contract’s fee structure bears a reasonable relationship to the services to be rendered and that each Advisory Contract should be approved because the agreement is in the best interests of the fund and its shareholders. The Board also concluded that the sub-advisory fees to be charged thereunder will be based on services provided that will be in addition to, rather than duplicative of services provided under the advisory contract of any underlying fund in which the fund may invest. In addition, the Board concluded that the approval of each Advisory Contract does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage.

This Page is Intentionally Left Blank

The third-party marks appearing above are the marks of their respective owners.

Strategic Advisers is a registered service mark of FMR LLC. © 2018 FMR LLC. All rights reserved.

1.9891942.100	RTSQ418-PIS-1118